Exhibit 10.3

CONTRACT NUMBER: 2019-000052M
AMENDMENT TO THE CONTRACT BETWEEN
ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)
and
TRIPLE-S SALUD, INC.
to
ADMINISTER THE PROVISION OF PHYSICAL AND BEHAVIORAL HEALTH SERVICES UNDER THE GOVERNMENT HEALTH PLAN

THIS AMENDMENT TO THE CONTRACT BETWEEN ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES) AND TRIPLE-S SALUD, INC., FOR THE PROVISION OF PHYSICAL AND BEHAVIORAL HEALTH SERVICES UNDER THE GOVERNMENT HEALTH PLAN (the “Amendment”) is by and between Triple-S Salud, Inc. (“the Contractor”), a managed care organization duly organized and authorized to do business under the laws of the Commonwealth of Puerto Rico, with employer identification number 66-0555677 and represented by its President, Madeline Hernandez Urquiza, of legal age, single, resident of San Juan, Puerto Rico, and the Puerto Rico Health Insurance Administration (Administración de Seguros de Salud de Puerto Rico, hereinafter referred to as “ASES” or “the Administration”), a public corporation of the Commonwealth of Puerto Rico, with employer identification number 66-0500678, represented by its Executive Director, Jorge E. Galva Rodríguez, JD, MHA, of legal age, married and resident of Vega Alta, Puerto Rico.

WHEREAS, the Contractor and ASES executed a Contract for the provision of Physical Health and Behavioral Health Services under the Government Health Plan for the Commonwealth of Puerto Rico, on September 21, 2018, (hereinafter referred to as the “Contract”);

WHEREAS, the Contract provides, pursuant to Article 55, that the Parties may amend such Contract by mutual written consent;

WHEREAS, all provisions of the Contract will remain in full force and effect as described therein, except as otherwise provided in this Amendment.

NOW, THEREFORE, and in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to clarify and/or amend the Contract as follows:

I.	AMENDMENTS

1.	The definition for “Sub-capitated” in Article 2 shall be deleted in its entirety.

2.	The definition for “Encounter” in Article 2 shall be amended and replaced in its entirety as follows:

Encounter: A distinct set of services provided to an Enrollee in a Telehealth, Telemedicine, Teledentistry, or face-to-face setting on the dates that the services were delivered and properly documented on the appropriate health record, regardless of whether the Provider is paid on a Fee-for-Service, Capitated, salary, or alternative payment methodology basis. Encounters with more than one (1) Provider, and multiple Encounters with the same Provider, that take place on the same day in the same location will constitute a single Encounter, except when the Enrollee, after the first Encounter, suffers an illness or injury requiring an additional diagnosis or treatment.

3.	The following definitions in Article 2 shall be inserted as follows:

Aids Drug Assistance Program: state and territory-administered program authorized under Part B that provides FDA-approved medications to low-income people living with HIV who have limited or no health coverage from private insurance, Medicaid, or Medicare.

High Cost High Needs Pre-Registry: Process to be followed by the Contractor, as set forth in Attachment 28, detailing the changes regarding all of HCHN conditions identified.

Subcapitation Arrangement: An arrangement where an entity paid through capitation contracts with other providers to reimburse for their services on a capitated basis, sharing a portion of the original capitated amount.

Teledentistry: The use of telehealth systems and methodologies to deliver dental services to patients in remote locations, as further defined by the American Dental Association (“ADA”) and inclusive of any of the ADA’s Code on Dental Procedures and Nomenclature (“CDT”) codes specific to teledentistry.

Telehealth: The use of electronic information and telecommunications technologies, including but not limited to telephonic communications, the internet, videoconferencing, and remote patient monitoring, to support and promote long-distance clinical health care, patient and professional health-related education, public health and health administration, as further defined by the American Medical Association (“AMA”) and inclusive of any of the AMA’s Current Procedural Terminology (“CPT”) Codes or other nomenclature accepted by HIPAA transactions specific to telehealth.

Telemedicine: The clinical use of telehealth systems and methodologies by Providers to diagnose, evaluate and treat patients in remote locations, as further defined by the American Medical Association (“AMA”) and inclusive of any of the AMA’s Current Procedural Terminology (“CPT”) Codes specific to Telemedicine.

4.	Immediately following Section 7.1.5, a new Section 7.1.6 shall be inserted stating as follows:

7.1.6
The availability of health care services through Telehealth, Telemedicine, and Teledentistry is a matter of public policy that must be developed and made operational by the Contractor and Providers. As a general principle, ASES will treat Telemedicine and telehealth services on equal footing as in-person services, providing for the required adjustment in reimbursement when appropriate and for the establishment of necessary oversight by the Contractor. Subject to the foregoing, the Contractor shall allow Providers to conduct patient re-assessments and provide clinically appropriate care via the use of Telemedicine and Teledentistry, in accordance with Puerto Rico law and any applicable federal requirements governing such activity.

5.	Immediately following Section 7.5.3.2.1.2, a new Section 7.5.3.2.1.3 shall be inserted stating as follows:

7.5.3.2.1.3
The Contractor shall cover the immunization of all Enrollees against COVID-19. COVID-19 vaccine costs are not considered in the current premium. When a COVID-19 vaccine becomes available, ASES shall procure an actuarial analysis to calculate any necessary changes to PMPM Payment rates. Any changes to PMPM payment rates will be retroactively adjusted as of the date the Contractor began to cover the treatment.

6.	Immediately following Section 7.5.6.1.18, a new Section 7.5.6.1.19 shall be inserted stating as follows:

7.5.6.1.19
The use of Veklury (remdesivir) as medically necessary for the treatment of hospitalized adult and pediatric Enrollees with suspected or laboratory-confirmed COVID-19, in accordance with FDA guidance. The costs of such drug and/or treatment shall be reimbursed by ASES separately from PMPM Payments.

7.	Section 7.5.12.3.1 shall be deleted in its entirety, and the remaining Section 7.5.12.3 shall be renumbered accordingly, including any references thereto.

8.	Section 7.7.11.16 shall be amended and replaced in its entirety as follows:

7.7.11.16
Required medication for the outpatient treatment of Hepatitis C is included under Special Coverage. Any costs incurred for required medication for the outpatient treatment of Hepatitis C shall be funded through separate payment by ASES to PBM. Medication for the outpatient treatment for AIDS-diagnosed Enrollees or HIV-positive Enrollees is also included under Special Coverage and are provided by ADAP. Protease inhibitors are excluded from the covered services are provided by CPTET Centers.

9.	Section 7.5.12.15.1 shall be amended and replaced in its entirety as follows:

7.5.12.15.1
The Contractor shall select two (2) members of its staff to serve on a cross-functional committee, the Pharmacy Benefit Financial Committee, tasked with rebate maximization and/or evaluating recommendations regarding the FMC and LME from the P&T Committee and the PPA and PBM as applicable. The Pharmacy Benefit Financial Committee will also review the FMC and LME from time to time and evaluate additional recommendations on potential cost-saving pharmacy initiatives, including the evaluation of the utilization of high-cost specialty medications and orphan drugs and the exceptions process through which such drugs are approved, under the direction and approval of ASES. The Pharmacy Benefit Financial Committee will meet not later than thirty (30) days after the execution of this Amendment and monthly thereafter.

At the request of either party, ASES will conduct an actuarial evaluation of any new treatment, including but not limited to new: technology, medical or surgical procedure, physical or behavioral therapy, drugs, Part B drugs and orphan drugs (collectively, “New Treatment”), that are Medically Necessary and are not expressly excluded from the GHP. ASES will adjust the PMPM rates to reflect the above-referenced changes after the adjusted rates are approved by CMS.

10.	Section 10.3.1.14 shall be amended and replaced in its entirety as follows:

10.3.1.14
Require the Provider to cooperate with the Contractor’s quality improvement and Utilization Management activities, including those activities set forth in the HCIP, and any related reporting. Contractor is not permitted to grant any individual Provider an exception to the requirements under this Section;

11.	Immediately following Section 10.3.2.1.6, a new Section 10.3.2.1.7 shall be inserted stating as follows:

10.3.2.1.7
Require PMGs reimbursed by Contractor under a Subcapitated Arrangement to certify that the PMG has passed through any increase of Subcapitated amounts to its affiliated physicians. ASES and Contractor shall track any complaints filed by PMG-affiliated physicians and conduct the appropriate investigation and diligence to ensure compliance with this section. The Contractor shall provide to ASES an attestation to certify compliance with this section. If PMGs refuse to certify the pass-through of the increase of Subcapitated amounts to its affiliated physicians, or otherwise fail to comply with this section’s requirements, Contractor may escalate the issue to ASES and shall not be obligated to remit to impacted PMGs the increased amounts set forth under Section 10.5.1.5.3 until ASES has resolved the issue.

12.	Section 10.5.1.5.1 shall be amended and replaced in its entirety as follows:

10.5.1.5.1
Claims submitted for professional services that are listed in the current Medicare Part B fee schedule, as established under Section 1848(b) of the Social Security Act, and as applicable to Puerto Rico for 2020 (70% MFS), shall be reimbursed by the Contractor at not less than seventy percent (70%) of the payment that would apply to covered services and benefits, if they were furnished under Medicare Part B, disregarding services that are paid through Subcapitation Arrangements. Any claims subject to reimbursement in accordance with this Section 10.5.1.5.1 that have been reimbursed at less than seventy percent (70%) of the corresponding rates on the Medicare Part B fee schedule shall be re-adjudicated for payment in compliance with this Section. In the event the MCO and the provider have a contracted rate greater than the 70% at the time of this Amendment, the MCO may (i) maintain the current rate contracted with the provider for the effectiveness of that agreement, or (ii) contract a different rate as long as such rate is 70% MFS or higher. The Contractor shall comply with all data collection and reporting requests from ASES, in the manner and frequency set forth by ASES, to validate the Contractor’s compliance with this Section.

13.	Immediately following Section 10.5.1.5.2, new Sections 10.5.1.5.3, 10.5.1.5.4, and 10.5.1.5.5 shall be inserted stating as follows:

10.5.1.5.3
Contractor must increase payments to PMGs under a Subcapitated Arrangement from July 1, 2020. Contractor must remit the full increased amount to impacted PMGs. Subcapitation Arrangements shall not be subject to the requirements set forth in Section 10.5.1.5.1 and 10.5.1.5.2.

10.5.1.5.4
Contractors shall collaborate with ASES in good faith to adopt a DRG reimbursement methodology for hospitals within the timeframe specified by ASES. In addition, Contractors shall engage in good faith with the Provider community and ASES to identify providers and services that should be subject to future implementation of alternative payment methodologies (APMs) that align with Medicare APMs and/or the Health Care Payment Learning and Action Network (LAN) framework for classifying APMs to derive value and improved outcomes for the Plan Vital population. The Contractor shall identify dedicated staff to engage in these efforts and participate in meetings convened by ASES. ASES will adjust the PMPM rates to reflect the changes after said rates are approved by CMS.

10.5.1.5.5
Contractor shall make directed payments to qualifying short-term acute care hospitals in the amount and frequency set forth by ASES. Contractor shall make those payments as soon as ASES disburses such payments to the Contractor. Such directed payments shall reflect a uniform dollar increase per All Patient Refined Diagnosis Related Groups (APR-DRG) case-mix adjusted discharges for qualifying public and private short-term acute care hospitals. Such increases shall be funded through payments disbursed by ASES to Contractor as lump sum amounts payable throughout the year, quarterly or with the frequency mandated by ASES, and separate from PMPM Payments. Contractor shall cooperate in any efforts made by ASES to reconcile projected and actual APR-DRG case-mix adjusted discharges, including but not limited to complying with all data collection and reporting requests from ASES, in the manner and frequency set forth by ASES, and any required, post-reconciliation recoupment of directed payments previously made to qualifying short-term acute care hospitals.

14.	Section 10.6.2 shall be amended and replaced in its entirety as follows:

10.6.2
The Contractor shall ensure that PMGs subject to a Subcapitation Arrangement with the Contractor are not responsible for the difference between current fee for service reimbursements for which the PMG is At Risk and increases in reimbursement amounts necessary to meet new minimum reimbursement thresholds, established at Section 10.5.1.5.1, unless a new Subcapitation Arrangement is negotiated between and agreed upon by the Contractor and the PMG to account for said increase.

15.	Section 12.5.1 shall be amended and replaced in its entirety as follows:

12.5.1
The HCIP consists of four (4) initiatives subject to performance indicators specified in the Health Care Improvement Program Manual (“HCIP Manual”), Attachment 19 to this Contract. The initiatives and accompanying performance indicators and measurement periods for the Contract Term are further defined in the HCIP Manual.

12.5.1.1 High Cost Conditions Initiative;
12.5.1.2 Chronic Conditions Initiative;
12.5.1.3 Healthy People Initiative; and
12.5.1.4 Emergency Room High Utilizers Initiative

16.	Immediately following Section 12.8.4 a new Section 12.9 shall be inserted stating as follows:

12.9	Comprehensive Oversight and Monitoring Plan (COMP)

12.9.1
The Comprehensive Oversight and Monitoring Plan (“COMP”) as developed and implemented by ASES pursuant to federal requirements, sets forth clinical, operational and financial performance metrics and benchmarks to evaluate the efficiency, type and volume of care provided to Enrollees by all MCOs. As part of this oversight effort, Contractor shall timely comply with all ASES requests for COMP reporting and data collection as well as operational reviews, corrective action and targeted interventions as deemed necessary based on ASES’s review of such COMP reports and data. ASES shall issue further guidance as to Contractor’s expectations and obligations under the COMP. Should COMP requirements materially impact the obligations of Contractor under this Contract, ASES shall seek an amendment to this Contract to accommodate said requirement.

17.	Section 13.1.6 shall be amended and replaced in its entirety as follows:

13.1.6
The Contractor shall submit its proposed compliance plan, Fraud, Waste, and Abuse policies and procedures, and its program integrity plan to ASES for prior written approval according to the timeframe specified in Attachment 12 to this Contract.

18.	Section 13.1.7 shall be amended and replaced in its entirety as follows:

13.1.7
Any changes to the Contractor’s written compliance plan or Fraud, Waste, and Abuse policies and procedures shall be submitted to ASES for approval within fifteen (15) Calendar Days of the date the Contractor plans to implement the changes and the changes shall not go into effect until ASES provides prior written approval.

19.	Immediately following Section 13.1.11 a new Section 13.1.12 shall be inserted stating as follows:

13.1.12
The Contractor shall participate in any efforts by ASES, the Medicaid Program Integrity Office, or the Medicaid Fraud Control Unit to engage MCOs and facilitate outreach, discussion and coordination on Fraud, Waste and Abuse prevention, including attendance at meetings and trainings covering Fraud, Waste and Abuse prevention and detection techniques and best practices. ASES, the Medicaid Program Integrity Office and Medicaid Fraud Control Unit preserve the right to directly pursue Fraud, Waste and Abuse efforts, in the event of any noncompliance by the Contractor. Likewise, should Medicaid Program Integrity Office or Medicaid Fraud Control Unit for any reason decide to not pursue cases referred, ASES shall address such cases according to the terms and conditions of the Contract. Such efforts and other compliance activities shall be conducted by ASES, the Medicaid Program Integrity Office and the Medicaid Fraud Control Unit in accordance with the signed Memorandum of Understanding between the agencies.

20.	Section 13.2 shall be amended and replaced in its entirety as follows:

13.2	Effective Compliance Program

13.2.1
The Contractor shall implement an effective compliance program. The program’s goals and objectives, scope, and methodology to evaluate program performance shall be documented in a comprehensive compliance plan to be maintained and updated by Contractor. A paper and electronic copy of the compliance plan shall be provided to ASES annually for prior written approval. ASES shall provide notice of approval, denial, or modification to the Contractor within thirty (30) Calendar Days of receipt. The Contractor shall make any necessary changes required by ASES within an additional thirty (30) Calendar Days of the request.

13.2.2	At a minimum, the Contractor’s compliance program shall, in accordance with 42 CFR 438.608 and the U.S. Department of Justice’s Federal Sentencing Guidelines:

13.2.2.1	Ensure that all of its officers, directors, managers and employees know and understand the elements of the Contractor’s compliance program;

13.2.2.2
Require the designation of a compliance officer and a compliance committee that are accountable to the Contractor’s senior management. The compliance officer shall have express authority to provide unfiltered reports directly to the Contractor’s most senior leader and governing body;

13.2.2.3	Ensure and describe effective training and education for the compliance officer and the Contractor’s employees;

13.2.2.4	Ensure that Providers and Enrollees are educated about Fraud, Waste, and Abuse identification and reporting in the materials provided to them;

13.2.2.5
Ensure effective lines of communication between the Contractor’s compliance officer and the Contractor’s employees to ensure that employees understand and comply with the Contractor’s compliance program;

13.2.2.6	Ensure enforcement of standards of conduct through well-publicized disciplinary guidelines;

13.2.2.7
Ensure internal monitoring and auditing with provisions for prompt response to potential offenses, along with the prompt referral of any such offenses to MFCU, and for the development of corrective action initiatives relating to the Contractor’s compliance efforts;

13.2.2.8	Describe standards of conduct that articulate the Contractor’s commitment to comply with all applicable Puerto Rico and Federal requirements and standards;

13.2.2.9	Ensure that no individual who reports Provider violations or suspected cases of Fraud, Waste, and Abuse is retaliated against; and

13.2.2.10	Include a monitoring program that is designed to prevent and detect potential or suspected Fraud, Waste, and Abuse. This monitoring program shall include but not be limited to:

13.2.2.10.1	Monitoring the billings of its Providers to ensure Enrollees receive services for which the Contractor is billed;

13.2.2.10.2	Requiring the investigation of all reports of suspected cases of Fraud and over-billings;

13.2.2.10.3	Reviewing Providers for over, under and inappropriate Utilization;

13.2.2.10.4	Verifying with Enrollees the delivery of services as claimed; and

13.2.2.10.5	Reviewing and trending Enrollee Complaints regarding Providers.

13.2.3
The Contractor, and any Subcontractors delegated the responsibility by the Contractor for coverage of services and payment of claims under this Contract, shall include in all employee handbooks a specific discussion of the False Claims Act and its Fraud, Waste, and Abuse policies and procedures, the rights of employees to be protected as whistleblowers, and the Contractor and Subcontractor’s procedures for detecting and preventing Fraud, Waste, and Abuse.

13.2.4
The Contractor shall include in the Enrollee Handbook, as set forth by ASES, a description of its compliance program, instructions on how to report Fraud, Waste, and Abuse, and the protections for whistleblowers.

21.	Section 13.3.1.7 shall be amended and replaced in its entirety as follows:

13.3.1.7
Defines mechanisms, including automated mechanisms, to monitor frequency of Encounters and services rendered to Enrollees billed by Providers, and to flag suspicious activity and potential incidents of Fraud, Waste and Abuse that warrant further investigation;

22.	Section 16.1.6 shall be amended and replaced in its entirety as follows:

16.1.6
To be processed, all Claims submitted for payment shall comply with the Clean Claim standards as established by Federal regulation (42 CFR 447.46), and with the standards described in Section 16.6.2 of this Contract.

23.	Section 18.2.2.8. shall be amended in its entirety as follows:

18.2.2.8
The Contractor shall submit a monthly HCHN Pre-Registry Report for ASES to process monthly PMPM Payments. The report shall provide information on all HCHN Enrollees that are identified by the Contractor following the procedures established in Attachment 28 to this Contract.

24.	Section 22.1.1.2 shall be amended and replaced in its entirety as follows:

22.1.1.2
PMPM Payment rates included in Attachments 11 and 11-A to this Contract, as amended, shall be effective to account for any new requirements set forth in Sections 10.5.1.5.1 and 10.5.1.5.2. ASES will increase the PMPM Payments to account for the additional costs incurred by Contractor with respect to the minimum fee schedule and increase in Subcapitated amounts, as of the effective date of the Amendment.

25.	Section 22.3.1 shall be amended and replaced in its entirety as follows:

22.3.1
If the Contractor wishes to contest the amount of payments made by ASES in accordance with the terms outlined in Section 22.1 for services provided under the terms of this Contract, the Contractor shall submit to ASES, in the format defined by ASES, all relevant documentation supporting the Contractor’s objection no later than (90)  Calendar Days after payment is made. In the event ASES notifies changes to the files or file layouts necessary for payment reconciliation, the term for submitting an objection to payment shall start to run sixty (60) days after notice of changes to the files or file layouts has been issued by ASES. Once this term has ended, the Contractor forfeits its right to claim any additional amounts, regarding the period in dispute. The terms specified in this Section 22.3.1 shall be applicable from this Amendment’s effective date.

Section 22.3.2 shall be amended and replaced in its entirety as follows:

22.3.2
Within thirty (30) Calendar Days after the Contractor’s submission of all relevant information, the Contractor and ASES will meet to discuss the matter. If after discussing the matter and analyzing all relevant Data it is subsequently determined that an error in payment was made, the Contractor and ASES will develop a plan to remedy the situation, which must include a timeframe for resolution agreed to by both Parties, within a time period mutually agreed upon by both Parties. The remedial plan for any error in payment or ASES’ response to the Contractor’s objection to payment will be reduced to writing within ninety (90) Calendar Days from the date the objection was submitted by the Contractor. The total resolution and payment for the cases objected to and accepted by ASES shall not exceed one-hundred eighty (180) days from the date on which Contractor submitted the objection. The terms specified in this Section 22.3.1 shall be applicable from this Amendment’s effective date.

26.	Section 23.3.4 shall be amended and replaced in its entirety as follows:

23.3.4
The Contractor’s stop-loss responsibility shall not be transferred to a PMG unless the PMG and the Contractor expressly agree in writing to the PMG’s assuming this risk. In this event, Contractor shall evaluate and accept any stop-loss insurance and reinsurance obtained by the PMG from a licensed insurer or reinsurer that meets agreed-upon coverage amounts and other requirements, and shall neither refuse to accept such qualifying coverage nor obligate the PMG to utilize insurance provided by the Contractor. Stop-loss and reinsurance coverage must comply with Puerto Rico insurance law, as applicable.

27.	Section 38.2.3 shall be amended and replaced in its entirety as follows:

38.2.3
At the request of either party, ASES will evaluate any enacted Federal, state or local legislative or regulatory changes with applicability to the GHIP program that materially impact the PMPM Payment. If after a process of actuarial evaluation, using credible data, ASES determines that the enacted legislative and/or regulatory changes materially impact the PMPM Payment, ASES will adjust the PMPM rates to reflect the above-referenced changes after the adjusted rates are approved by CMS. Any revisions to the PMPM Payments under this Section would be applicable from November 1, 2018 until October 31, 2019, from the effective date of any new law or regulation, whichever is later, and with the review and approval from FOMB in the event said review and approval is applicable. “Materially impact” shall mean that a recalculation of current PMPM Payments is required in order to remain actuarially sound.

In the event that the Commonwealth of Puerto Rico intends to expand the Medicaid-eligible population via an increase of the Puerto Rico Poverty Line (“PRPL”), such expansion will be considered a material amendment to the Contract, which shall require prior approval from the FOMB. Consequently, any amendments must be submitted to the FOMB for its review and approval prior to execution, even if it does not have an immediate budgetary impact on state funds in the current fiscal year.

28.	Attachment 9 shall be renamed as follows:

ATTACHMENT 9: INFORMATION SYSTEM

29.	The following amended attachments, copies of which are included, are substituted in this Contract as follows:

ATTACHMENT 7:	UNIFORM GUIDE FOR SPECIAL COVERAGE

ATTACHMENT 11:	PER MEMBER PER MONTH PAYMENTS

ATTACHMENT 19:	HEALTH CARE IMPROVEMENT PROGRAM (HCIP) MANUAL

ATTACHMENT 27:	POLICY FOR MEDICATION EXCEPTION REQUESTS

ATTACHMENT 28:	HCHN RATE CELLS

II.	RATIFICATION

All other terms and provisions of the original Contract, as amended by Contracts Number 2019-000052A, B, C, D, E, F, G, H, I, J, K and L, and of any and all documents incorporated by reference therein, not specifically deleted or modified herein shall remain in full force and effect. The Parties hereby affirm their respective undertakings and representations as set forth therein, as of the date thereof. Capitalized terms used in this Amendment, if any, shall have the same meaning assigned to such terms in the Contract

III.	EFFECT; CMS and FOMB APPROVAL

The Parties agree and acknowledge that this Amendment, including any attachments, is subject to approval by the United States Department of Health and Human Services Centers for Medicare and Medicaid Services (“CMS”) and the Financial Oversight and Management Board for Puerto Rico (“FOMB”), and that ASES shall submit this Amendment for CMS and FOMB approval. Once approvals are granted, ASES shall promptly notify the Contractor in writing. CMS and FOMB approvals, as well as ASES’s written communication to the Contractor, shall be incorporated and made a part of the Contract between the Parties.

IV.	AMENDMENT EFFECTIVE DATE

Contingent upon approval of CMS, and unless a provision in this Amendment specifically indicates a different effective date, for purposes of the provisions contained herein, this Amendment shall become effective July 1, 2020 until September 30, 2021.

V.	ENTIRE AGREEMENT

This Amendment constitutes the entire understanding and agreement of the Parties with regards to the subject matter hereof, and the Parties by their execution and delivery of this Amendment to the Contract hereby ratify all of the terms and conditions of the Contract Number 2019-000052, including amendments A, B, C, D, E, F, G, H, I, J, K, L and this Amendment M

The Parties agree that ASES will be responsible for the submission and registration of this Amendment in the Office of the Comptroller General of the Commonwealth, as required under law and applicable regulations.

ACKNOWLEDGED BY THE PARTIES by their duly authorized representatives on this 24 day of September, 2020.

ADMINISTRACIÓN DE SEGUROS DE SALUD DE PUERTO RICO (ASES)

/s/ Jorge E. Galva Rodríguez	9/24/2020
Name: Jorge E. Galva Rodríguez, JD, MHA	Date
EIN: 66-05000678

TRIPLE-S SALUD, INC.

/s/ Madeline Hernández Urquiza	9/24/2020
Ms. Madeline Hernández Urquiza, President	Date
EIN: 66-0555677

Account No. 256-5325 to 5330